EXHIBIT 11.1
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                                        HARCOURT GENERAL, INC.


Computation of the weighted average number of shares outstanding used in determining primary and fully diluted earnings per share:
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(In thousands)                                  Six Months            Three Months
                                             Ended April 30,         Ended April 30,
                                             1996        1995        1996        1995


PRIMARY
1.    Weighted average number of common
      shares outstanding                   71,636      77,255      71,445      76,598

2.    Assumed conversion of Series A
      Cumulative Convertible Stock          1,312       1,580       1,307       1,565

3.    Assumed exercise of certain stock
      options based on average market
      value                                   207         306         197         316

4.    Weighted average number of shares
      used in primary per share
      computations                         73,155      79,141      72,949      78,479

FULLY DILUTED (A)

1.    Weighted average number of common
      shares outstanding                   71,636      77,255      71,445      76,598

2.    Assumed conversion of Series A
      Cumulative Convertible Stock          1,312       1,580       1,307       1,565

3.    Assumed exercise of all dilutive
      options based on higher of
      average or closing market value         208         322         200         350

4.    Weighted average number of shares
      used in fully diluted per share
      computations                         73,156      79,157      72,952      78,513





(A)   This calculation  is submitted in  accordance with Securities  Exchange Act of  1934 Release No.
      9083 although  not required  by Footnote  2 to  Paragraph 14 of  APB Opinion  No. 15  because it results in dilution of less than 3%.

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